AGREEMENT

         This Agreement dated as of May 12, 1999 (the "Agreement") is made by and among The Leslie Fay Company, Inc., a Delaware corporation (the "Company"), and Dickstein & Co., L.P., Dickstein Focus Fund L.P., Dickstein International Limited and Mark B. Dickstein (collectively, the "Dickstein Group").

         WHEREAS, the Dickstein Group has simultaneously herewith entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Three Cities Offshore II C.V., a Netherlands Antilles limited partnership, and Three Cities Fund II, L.P., a Delaware limited partnership (collectively, the "Buyers"), pursuant to which the Dickstein Group is selling to the Buyer an aggregate of 2,158,000 of common stock, par value $0.01 per share, of the Company ("Common Stock");

         WHEREAS, the Company has simultaneously herewith entered into an Agreement and Plan of Merger (the "Merger Agreement") with Buyers and a wholly-owned subsidiary of Buyers ("Merger Sub") providing for the merger of Merger Sub into the Company (the "Merger");

         WHEREAS, the Dickstein Group is the beneficial owner of an aggregate of 2,799,736 shares of Common Stock of the Company;

         NOW, THEREFORE, in consideration of mutual representations, warranties and covenants and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Dickstein Group agree as follows:

         1. As long as the Dickstein Group beneficially owns (within the meaning of Rule 13d- 3 under the Securities Exchange Act of 1934) at least 5% of the outstanding shares of Common Stock of the Company or has a representative on the Board of Directors of the Company, the Company will use its best efforts to maintain the effectiveness of the Registration Statement on Form S-1 (file no. 333-68569) with respect to the resale of shares of Common Stock owned by members of the Dickstein Group (as such registration statement may be amended from time to time, including by amendment on any other permitted form, the "Registration Statement") and the compliance of the Registration Statement with the provisions of the Securities Act of 1933, as amended, and the regulations promulgated thereunder (the "Act") to permit the resale thereunder from time to time and at any time of the shares of Common Stock owned by the Dickstein Group (other than shares of Common Stock hereafter acquired by the Dickstein Group), including, without limitation, by amending the Registration Statement or supplementing the prospectus contained in the Registration Statement or supplementing the prospectus contained in the Registration Statement to the extent required by the Act; provided, however, that the Company may delay filing any such amendment or supplement during such period of time if in the reasonable judgment of the chief executive officer of the Company (certified in writing to the Dickstein Group, if so requested) disclosure of then non-public information required to be contained in the amendment or supplement would not be in the best interests of the Company and in such event the Dickstein Group shall be required during such period of time to discontinue disposition of any shares of Common Stock of the Company pursuant to such Registration Statement and any disposition during such period shall be made pursuant to applicable law; provided further that the Company shall make any filing required pursuant to this Section 1 as promptly as practicable after the basis for delaying such filing ceases to apply, and in no event shall the period during which the Dickstein Group cannot sell under the Registration Statement on account of the preceding proviso exceed 75 days in the aggregate during any 365 day period. Notwithstanding the foregoing, in the event that outside counsel for the Company having recognized expertise in securities law matters (which may be Parker Chapin Flattau & Klimpl, LLP) renders its written opinion to the Company's transfer agent that all of the shares of Common Stock owned by the Dickstein Group may be sold without registration under the Act without volume limitations or any other restrictions, the obligations of the Company under this paragraph 1 shall cease.

         2. The Company will take all action required to accelerate the vesting of stock options and any restricted stock currently held by Mark Dickstein and Chaim Edelstein and, at such time as he is no longer director of the Company, Mark Kaufman and to provide that following such acceleration such options shall remain exercisable for the duration of their term notwithstanding that the optionholder has ceased to be a director. The Company acknowledges that Messrs. Edelstein and Kaufman are intended to be third party beneficiaries of the foregoing obligation of the Company, and they may enforce the obligation of the Company pursuant thereto as if they were parties to this Agreement.

         3. As long as the Dickstein Group beneficially owns at least 5% of the outstanding shares of Common Stock of the Company, they shall have the right to designate one nominee, reasonably satisfactory to the Company, as a director of the Company. The Company acknowledges that Mark Kaufman is reasonably satisfactory to the Company.

         4. The Company agrees to reimburse up to $100,000 of expenses (including reasonable legal fees) incurred by the Dickstein Group in connection with the transactions contemplated by this Agreement, subject to the furnishing of reasonable documentation thereof.

         5. The Company, on the one hand, and each member of the Dickstein Group, on the other hand, mutually acknowledge, represent and warrant that each has no claim, demand, cause of action, obligation, damage or liability whatsoever of every kind and nature, at law or in equity, against the other for any period prior to the date of this Agreement.

         6. The Company agrees that in the event that during the period from the date hereof until the date following the earliest to occur of (a) the disapproval of the Merger Agreement, (b) the termination of the Merger Agreement in accordance with its terms or (c) the consummation of the Merger, it, any of its subsidiaries, or its or their respective officers, directors or representatives engage in any negotiations or substantive discussions with any person with respect to any merger, consolidation or other business combination involving the Company or any of its subsidiaries or the acquisition of more that 50% of the capital stock of the Company or substantially all of the assets of the Company and its subsidiaries, taken as a whole, it will, as promptly as reasonably practicable, notify Mark Dickstein as representative of the Dickstein Group of the existence of such negotiations or discussions; provided, however, that the failure to give such notice promptly shall not constitute a breach of this Section 6 except to the extent that the Dickstein Group is materially prejudiced thereby. The Dickstein Group acknowledges that it is aware, and that it will advise its representatives who become aware of the information referred to in the prior sentence, that the United States securities laws prohibit any person who has material, non-public information concerning an issuer such as the Company from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities. The Dickstein Group agrees to keep such information confidential and not to use, or allow the use by any of its representatives and agents of, any portion of such information for any purpose other than monitoring the potential applicability of Section 5.4 of the Stock Purchase Agreement.

         7. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:

                  If to the Company, to

                  The Leslie Fay Company, Inc.
                  1412 Broadway
                  New York, New York  10018
                  Attention:  John J. Pomerantz
                  Telephone No.: (212) 221-4141
                  Facsimile No.:   (212) 221-4287

                  with a copy to:

                  Parker Chapin Flattau & Klimpl, LLP
                  1211 Avenue of the Americas
                  New York, New York  10036
                  Attention: Michael J. Shef, Esq.
                  Telephone:  (212) 704-6140
                  Facsimile:    (212) 704-6288

                  If to any member of the Dickstein Group, to it c/o:

                  Dickstein Partners Inc.

                  660 Madison Avenue, 16th Floor
                  New York, New York  10021
                  Attention: Alan S. Cooper
                  Telephone No.: (212) 754-5424
                  Facsimile No.:   (212) 980-7132

                  with a copy to:

                  Kramer Levin Naftalis & Frankel LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attention:  Abbe L. Dienstag, Esq.
                  Telephone: (212) 715-9100
                  Facsimile:   (212) 715-8000

         8. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

         9. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Company and the Dickstein Group or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         10. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHOUT SUCH STATE.

         11. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable.

         12. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         13. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         14. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision, shall not be affected thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.


                                     THE LESLIE FAY COMPANY, INC.

                                     By: ___________________________________
                                         Name:
                                         Title:


                                     DICKSTEIN & CO., L.P.

                                              By:  DICKSTEIN PARTNERS L.P.,
                                                       its general partner

                                              By:  DICKSTEIN PARTNERS INC.,
                                                       its general partner


                                     By: ___________________________________
                                         Name:
                                         Title:


                                     DICKSTEIN FOCUS FUND L.P.

                                              By:  DICKSTEIN PARTNERS L.P.,
                                                       its general partner

                                              By:  DICKSTEIN PARTNERS INC.,
                                                       its general partner


                                     By: ___________________________________
                                         Name:
                                         Title:


                                     DICKSTEIN INTERNATIONAL LIMITED

                                              By:  DICKSTEIN PARTNERS INC.,
                                                       its advisor


                                     By: ___________________________________
                                         Name:
                                         Title:

                                     _______________________________________
                                                       Mark B. Dickstein